UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2012

CRYOPORT, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-34632	88-0313393
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

225 Broadway, Suite 430

San Diego, California 92101

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (619) 481-6800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 2, 2012, CryoPort, Inc. (the “Company”) named Steven Leatherman, 58, as the Company’s Chief Commercial Officer. Mr. Leatherman has more than 30 years of experience in sales and marketing, and operations management in the healthcare industry. Prior to joining the Company, Mr. Leatherman was Vice President of Global Surgical Supplies for Ansell Sandel Medical Solutions. From 2008 to 2011, Mr. Leatherman served as President of Sandel Medical Industries, a leader in healthcare safety solutions. From 2007 to 2008, he was general manager of Microflex, a division of BarrierSafe Solutions. Prior to that, he held several senior positions, including Director of Marketing for Bausch & Lomb, Surgical Division; Vice President of Marketing for Carl Zeiss Surgical, Inc.; Vice President, International Marketing for Terumo Heart, Inc.; and US Director of Marketing at Biotronik. Mr. Leatherman has a Bachelor’s Degree in Biology from the University of Nevada, and a Master’s in Business Administration from the University of Phoenix.

Mr. Leatherman will be paid an annual base salary of $235,000 and he will be eligible for an incentive bonus targeted at 30% of his annual base salary. Additionally, on April 2, 2012, Mr. Leatherman was granted (i) an option to purchase 150,000 shares of the Company’s common stock at an exercise price of $0.62 per share, which was the closing price of the Company’s common stock on April 2, 2012, subject to vesting over four years, with 18,750 shares vesting on each six (6) month anniversary of the date of grant, and (ii) an option to purchase 100,000 shares of the Company’s common stock at an exercise price of $0.62 per share vesting as to: (a) 50,000 shares of common stock at such time as the Company achieves 5,000 shipments per month and (b) 50,000 shares of common stock at such time as the Company achieves six-months of sustainable positive cash flow as determined by the Company’s Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRYOPORT, INC.

Date: April 6, 2012	By:	/s/ Robert S. Stefanovich
Robert S. Stefanovich
Chief Financial Officer